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                     SECURITIES AND EXCHANGE COMMISSION

                          Washington, D.C.  20549



                                 FORM 8-A/A

             FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                  PURSUANT TO SECTION 12(b) or (g) OF THE
                      SECURITIES EXCHANGE ACT OF 1934





                             THE UPJOHN COMPANY
           (Exact Name of Registrant as specified in its Charter)



                DELAWARE                            38-1123360

       (State of Incorporation or        (IRS Employer Identification No.)
             Organization)


           7000 Portage Road                           49001
          Kalamazoo, Michigan                       (Zip Code)
    (Address of Principal Executive
                Office)




     Securities to be Registered Pursuant to Section 12(b) of the Act:



     Title of each class to be so     Name of each exchange on which
              registered              each class is to be registered
   Preferred Stock Purchase Rights    New York Stock Exchange, Inc.



     Securities to be Registered Pursuant to Section 12(g) of the Act:


                                    None
                              (Title of Class)

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      This Amendment No. 3 on Form 8-A/A is filed to supplement and amend the information set forth on the Registration Statement on Form 8-A filed by The Upjohn Company, a Delaware corporation ("Upjohn"), on June 26, 1986, the information set forth in the First Amendment thereto filed on Form 8 by Upjohn on March 27, 1989 and the information set forth in Amendment No.2 thereto filed on Form 8-A/A by Upjohn on August 21, 1995. All capitalized terms not defined herein will have the meanings ascribed to such term in the Rights Agreement, dated as of June 17, 1986, as amended, between Upjohn and The Bank of New York.

Item 1.  Description of Securities

      On November 1, 1995, pursuant to resolutions of the Board of Directors of Upjohn adopted on August 19, 1995 and as of November 1, 1995, Upjohn redeemed all of the outstanding Rights for a redemption price of $.05 per right.

      Each holder of record of a Right will receive $.05 for each Right held as of November 1, 1995. Accordingly, no holder of a Right has the right to exercise any Right and will receive a redemption payment in due course.

Item 2.  Exhibits.

      Not Applicable

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                                 SIGNATURE

            Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.


                                    THE UPJOHN COMPANY


                                    By: /s/ Kenneth M. Cyrus
                                        Kenneth M. Cyrus, Executive
                                        Vice President, Secretary and
                                        General Counsel



Date:  November 9, 1995